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                                                                                                                  EXHIBIT 12

                                                                               CINERGY CORP.

                                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                12 MONTHS ENDED DECEMBER 31
                                           3 MONTHS ENDED     --------------------------------------------------------------
                                           MARCH 31, 2001       2000         1999        1998         1997         1996
                                           --------------       ----         ----        ----         ----         ----
                                                                               (THOUSANDS, EXCEPT RATIOS)
Earnings Available
  Net Income                                 $120,247         $399,466     $403,641    $260,968     $362,638     $334,797
  Plus:
    Preferred Dividends                           858            4,585        5,457       6,517       12,569       23,180
    Income Taxes                               58,303          251,557      208,671     117,187      213,000      198,736
    Interest on Long-Term Debt                 48,606          205,748      205,798     183,849      181,772      190,617
    Other Interest                             18,924           26,914       34,610      67,219       59,947       31,169
    Interest Component of Rents (a)             3,375           13,500       13,147      10,760       10,482        9,494
                                         -----------------------------------------------------------------------------------
        Total Available                      $250,313         $901,770     $871,324    $646,500     $840,408     $787,993
                                         ===================================================================================

Fixed Charges
  Interest Charges                           $ 67,530         $232,662     $240,408    $251,068     $241,719     $221,786
  Interest Component of Rents (a)               3,375           13,500       13,147      10,760       10,482        9,494
                                         -----------------------------------------------------------------------------------
      Total Fixed Charges                    $ 70,905         $246,162     $253,555    $261,828     $252,201     $231,280
                                         ===================================================================================

Ratio of Earnings to Fixed Charges               3.53             3.66         3.44        2.47         3.33         3.41
                                         ===================================================================================
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(a)    Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined.